Exhibit 4.1
VOTING AGREEMENT
      This Voting Agreement, dated as of October 18, 2006 (this “Agreement”), is by and among Vertical Communications, Inc., a Delaware corporation (“Vertical”), and the other Persons listed on the signatures pages hereto (each a “Stockholder” and collectively, the “Stockholders”).
W I T N E S S E T H
      WHEREAS, as of the date hereof, each Stockholder owns beneficially the number of shares of common stock of Vodavi Technology, Inc., a Delaware corporation (the “Company”) set forth opposite such Stockholder’s name on Schedule I hereto (all shares so owned and which may hereafter be acquired by each Stockholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein with respect to each Stockholder as the “Stockholder Shares”); and
      WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), along with Vertical, and Vertical Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Vertical (“Sub”), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into the Company (the “Merger”); and
      WHEREAS, pursuant to the Merger Agreement, the Company has agreed to call a special meeting of its stockholders for the purpose of seeking approval of the Company’s stockholders to consummate the transactions contemplated by the Merger Agreement (the “Proposal”); and
      WHEREAS, in consideration of Vertical entering into the Merger Agreement and incurring certain related fees and expenses relating to the Merger, the Stockholders have agreed to enter into this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Stockholders hereby agree as follows:
ARTICLE I.
VOTING OF SHARES; AND OTHER COVENANTS OF THE STOCKHOLDERS
      SECTION 1.1. Voting of Shares. From the date hereof until termination of this Agreement pursuant to Section 3.2 hereof (the “Term”), at any meeting of the stockholders of the Company called to vote on the Proposal or at any adjournment or postponement thereof, and in any action by consent of the stockholders of the Company with respect to which approval of the Proposal is sought, each Stockholder shall (A) appear at such meeting or otherwise cause its Stockholder Shares to be counted as present thereat for purposes of establishing a quorum and

(B) vote (or cause to be voted) its Stockholder Shares in favor of the Proposal and such other matters as may be necessary or advisable to consummate the transactions contemplated by the Merger Agreement.
      SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement, no Stockholder shall during the Term (i) grant any proxy, power-of-attorney or other authorization in or with respect to its Stockholder Shares which is inconsistent with the terms hereof, (ii) deposit its Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to its Stockholder Shares, (iii) sell, transfer, pledge or encumber, assign or otherwise dispose of or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of any of the Stockholder Shares except to a person who agrees in writing to be bound by the terms and conditions of this Agreement as a Stockholder or (iv) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.
      SECTION 1.3. Disclosure. Each Stockholder hereby authorizes Vertical and/or the Company to publish and disclose in any filing with the SEC, including any proxy statement relating to the approval of the Merger Agreement by the Company’s stockholders (including all exhibits and schedules filed with the SEC), its identity and ownership of its Stockholder Shares and the nature of its commitments, arrangements and understandings under this Agreement.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
      Each Stockholder severally hereby represents and warrants as follows:
      SECTION 2.1. Authority. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.
      SECTION 2.2. Required Filings and Consents. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement.
      SECTION 2.3. Ownership of Shares. The Stockholder is the record and beneficial owner of the Shares set forth opposite its name on Schedule I hereto. On the date hereof, such Shares constitute all of the Shares owned of record or beneficially by such Stockholder.
      SECTION 2.4. Each Stockholder understands and acknowledges that Vertical is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.
ARTICLE III.
MISCELLANEOUS
      SECTION 3.1. Definitions. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.
      SECTION 3.2. Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of all of the parties hereto, (ii) upon the approval of the Proposal by the Company’s stockholders at a meeting duly called and held for such purpose at which a quorum was present and acting throughout, or (iii) automatically and without any required action of the parties hereto upon termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.
      SECTION 3.3. Further Assurance. From time to time, at another party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
      SECTION 3.4. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance.
      SECTION 3.5. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Company for which money damages would not be an adequate remedy. In such event, each such Stockholder agrees that the Company shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, should the Company institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that the Company has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.
      SECTION 3.6. Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to Vertical:

Vertical Communications, Inc.
One Memorial Drive
Cambridge, Massachusetts 02142
Attn: William Y. Tauscher

With a copy to:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, TX 75201
Attn: Victor B. Zanetti, Esq.
      (b) If to a Stockholder, at the address set forth below each Stockholder’s name on Schedule I hereto.
      SECTION 3.7. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, including, without limitation, the fees, costs and expenses incurred by the Stockholders.
      SECTION 3.8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      SECTION 3.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

      SECTION 3.10. Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.
      SECTION 3.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise.
      SECTION 3.12. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware located in New Castle County and the United States District Court for the District of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
      SECTION 3.13. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Vertical and each of the Stockholders.
      SECTION 3.14. Waiver. Any agreement on the part of a party hereto to any extension of time for the performance of any of the obligations or other acts of the other parties hereto or waiver of any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or compliance by the other parties hereto with any of their agreements or conditions contained herein shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
      SECTION 3.15. Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
      SECTION 3.16. Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

VERTICAL COMMUNICATIONS, INC.

By:	/s/ ken clinebell
	Name:	Ken Clinebell

	Title:	CFO

STOCKHOLDERS

HUMMINGBIRD MANAGEMENT LLC

By:	/s/ paul d. sonkin

	Name:	Paul D. Sonkin
	Title:	Managing Member

/s/ gregory k. roeper

Gregory K. Roeper

/s/ david a. husband

David A. Husband

Schedule I

Number of Shares
Name and Address of Stockholder	Beneficially Owned

Hummingbird Management LLC	504,601(1)
460 Park Avenue, 12th Floor
New York, NY 10022
Attention: Paul D. Sonkin, Managing Member

Gregory K. Roeper	10,725
c/o Vodavi Technology, Inc.
4717 E. Hilton Ave.
Suite 400
Phoenix, AZ 85034-6402

David A. Husband	19,850
c/o Vodavi Technology, Inc.
4717 E. Hilton Ave.
Suite 400
Phoenix, AZ 85034-6402

(1) Amounts listed for Hummingbird Management LLC represent 505,414 shares of common stock beneficially owned by Hummingbird Management LLC (f/k/a Morningside Value Investors, LLC), as investment manager to The Hummingbird Value Fund, L.P. The managing member of Hummingbird Management is Paul D. Sonkin, who also serves as the managing member of HFV Capital, the general partner of The Hummingbird Value Fund and The Hummingbird Microcap Value Fund. Hummingbird Management LLC has sole voting and dispositive power over the shares, and Hummingbird Management LLC disclaims any economic interest or beneficial ownership of the shares. In addition to the amounts listed for Hummingbird Management LLC, Mr. Sonkin’s beneficial ownership, for which Mr. Sonkin has sole voting and dispositive power, includes 15,000 shares issuable upon exercise of options, which is not included in the beneficial ownership of Hummingbird Management LLC.